UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Keyser, Richard L.
   W. W. Grainger, Inc.
   5500 W. Howard Street
   Skokie, IL  60077
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Morton International, Inc.  (MII)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
                             |10/24/|A   |500               |A  |           |2,000 (1)          |D     |                           |
         Common Stock        |96    |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
          Phantom Stock |1-for-1 |8/22/|A   |79.0774    |A  |(2)  |(2)  |Common Stock|79.0774|$37.937|79.0774     |D  |            |
Units                   |        |96   |    |           |   |     |     |            |       |5      |            |   |            |
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                "       |1-for-1 |9/9/9|A   |8.4064     |A  |(2)  |(2)  |"           |8.4064 |$38.187|8.4064      |D  |            |
           "            |        |6    |    |           |   |     |     |  "         |       |5      |            |   |            |
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                "       |1-for-1 |9/30/|A   |177.4960   |A  |(2)  |(2)  |"           |177.496|$39.437|177.4960    |D  |            |
           "            |        |96   |    |           |   |     |     |  "         |0      |5      |            |   |            |
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                "       |1-for-1 |10/24|A   |36.8098    |A  |(2)  |(2)  |"           |36.8098|$40.75 |36.8098     |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |       |       |            |   |            |
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                "       |1-for-1 |11/20|A   |36.5854    |A  |(2)  |(2)  |"           |36.5854|$41.00 |36.5854     |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |       |       |            |   |            |
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                "       |1-for-1 |12/9/|A   |8.7649     |A  |(2)  |(2)  |"           |8.7649 |$41.062|8.7649      |D  |            |
           "            |        |96   |    |           |   |     |     |  "         |       |5      |            |   |            |
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                "       |1-for-1 |12/20|A   |36.5297    |A  |(2)  |(2)  |"           |36.5297|$41.062|36.5297     |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |       |5      |            |   |            |
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                "       |1-for-1 |12/31|A   |170.9924   |A  |(2)  |(2)  |"           |170.992|$40.937|170.9924    |D  |            |
           "            |        |/96  |    |           |   |     |     |  "         |4      |5      |            |   |            |
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                "       |1-for-1 |1/23/|A   |53.8922    |A  |(2)  |(2)  |"           |53.8922|$41.75 |53.8922     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
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                "       |1-for-1 |3/10/|A   |9.3945     |A  |(2)  |(2)  |"           |9.3945 |$42.625|9.3945      |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
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          Phantom Stock |1-for-1 |3/27/|A   |52.4017    |A  |(2)  |(2)  |Common Stock|52.4017|$42.937|52.4017     |D  |            |
Units                   |        |97   |    |           |   |     |     |            |       |5      |            |   |            |
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                "       |1-for-1 |3/31/|A   |163.7427   |A  |(2)  |(2)  |"           |163.742|$42.75 |163.7427    |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |7      |       |            |   |            |
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                "       |1-for-1 |4/24/|A   |36.2538    |A  |(2)  |(2)  |"           |36.2538|$41.375|36.2538     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
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                "       |1-for-1 |5/1/9|A   |901.7803   |A  |(2)  |(2)  |"           |901.780|$31.00 |901.7803    |D  |            |
           "            |        |7    |    |           |   |     |     |  "         |3      |       |            |   |            |
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                "       |1-for-1 |6/9/9|A   |14.6025    |A  |(2)  |(2)  |"           |14.6025|$31.50 |14.6025     |D  |            |
           "            |        |7    |    |           |   |     |     |  "         |       |       |            |   |            |
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                "       |1-for-1 |6/26/|A   |72.8745    |A  |(2)  |(2)  |"           |72.8745|$30.875|72.8745     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |       |            |   |            |
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
Explanation of Responses:
     (1) Consists of 2,000 shares of common stock received pursuant to a spinoff from (old) Morton International,
Inc. ("old Morton") on a share-for-share
basis.
     (2) The phantom stock units were accrued under the Morton International, Inc. Directors Deferred Compensation
Plan and are to settle upon
retirement.
SIGNATURE OF REPORTING PERSON
/s/ Richard L. Keyser
DATE
August 14, 1997